Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar / Stephanie Smith
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

 THIRD QUARTER 2014 RESULTS

FORT WORTH, Texas – October 23, 2014 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the third quarter and nine months ended September 30, 2014.

THIRD QUARTER HIGHLIGHTS

Third quarter 2014 revenue increased ten percent to $394.0 million from $359.7 million in the second quarter of 2014.  Third quarter 2014 revenue increased 23% from the adjusted revenue of $319.9 million generated in the third quarter of 2013, driven by a 52% increase in revenues from the completion and remedial services segment.  All metrics for 2013 and for the first quarter of 2014 were adjusted for the divestiture of Basic’s barge rig operations in March 2014 for comparability purposes.

For the third quarter of 2014, Basic reported net income of $9.9 million, or $0.24 per basic and diluted share, compared to a net income of $2.4 million, or $0.06 per basic and diluted share, reported in the second quarter of 2014. Excluding a special item, Basic generated an operating income of $5.4 million, or $0.13 per basic and diluted share in the second quarter of 2014.  The special item was related to a $2.9 million ($4.6 million pre-tax), or $0.07 per basic and diluted share, after-tax amount related to Basic’s participation in a legal settlement associated with a 2013 accident.

In the third quarter of 2013, Basic reported a net loss, before special items, of $7.0 million, or $0.17 per basic and diluted share. Excluding special items and the divested barge rig operations, Basic generated third quarter 2013 net loss of $5.9 million, or $0.14 per basic and diluted share. The special items included a $329,000 after-tax ($517,000 pre-tax) charge associated with severance and non-compete benefits awarded to the retired President and Chief Executive Officer and $1.7 million of after-tax ($2.7 million pre-tax) expenses associated with the settlement of a Texas sales and use tax audit.

Adjusted EBITDA increased 13% to $88.5 million, or 23% of revenues for the third quarter of 2014, up from $78.5 million, or 22% of revenue, excluding special items, in the second quarter of 2014.  In the third quarter of 2013, Basic generated Adjusted EBITDA of $60.5 million, or 19% of revenue.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on sales and use tax audits, loss on severance, loss on certain legal settlements, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

Basic’s tax expense for the third quarter of 2014 was $6.2 million, compared to adjusted tax expense of $2.2 million in the second quarter of 2014 and a tax benefit of $4.9 million in the third quarter of 2013.  The tax expense in the third quarter of 2014 equals an effective tax rate of 39%, down from the second quarter effective tax benefit rate of 47% and an effective tax benefit rate in the third quarter of 2013 of 41%.  The decrease in the effective tax rate from the second quarter is primarily due to the increase in the pre-tax earnings base.  Basic expects the full year 2014 effective tax rate to be in the 40% range.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “We were pleased with our third quarter results as our activity levels came in better than we expected.  Revenue in the third quarter came in about ten percent higher sequentially, led by our completion and remedial services segment which increased revenue by 18% from the second quarter. We added 62,000 hydraulic horsepower (“HHP”) during the third quarter. Frac services were running at near record utilization rates and we were able to increase frac pricing in the three to five percent range during the quarter, which more than offset cost increases.  Activity levels and pricing for our other three business segments were generally in-line with our expectations.

“Segment profit margin in our completion and remedial services segment increased marginally during the third quarter driven by better pricing. The frac pricing increases that we implemented in the third quarter were offset slightly by start-up expenses that were incurred in connection with the HHP additions. We have experienced very few logistical issues in our stimulation business as a whole. Pricing in our other service lines remains highly competitive as there is still more capacity than demand for those services in most markets. Margins in our fluid services segment were higher on strong utilization. While utilization also remains strong in our well servicing segment, margins declined somewhat as we faced interruptions from severe rainy weather in the Permian Basin and our Mid-Continent markets. Additionally, we’ve experienced higher personnel costs in the busy, but competitive, Permian Basin well servicing market.

“Completion activity continues to drive demand for our pumping services and coil tubing service lines. Frac calendars are full through the first quarter of 2015. In the fourth quarter, we will realize a full quarter impact from the 62,000 HHP we added in the third quarter plus the addition of two 2” coil tubing units that are being deployed in October. We expect the normal seasonal conditions, including less daylight hours, holidays and weather, to apply to all of our business segments.  Based on these conditions, we anticipate that our fourth quarter revenue will be relatively flat sequentially.

“We have not seen a reduction of activity by our customers due to the recent decline in oil prices, and none have indicated reductions in their 2015 growth plans. Early indications of these capital spending programs look to be slightly higher than 2014 levels. We will monitor utilization rates closely and should we see any meaningful pullback, we will react quickly as we have historically. ”

2014 FIRST NINE MONTHS HIGHLIGHTS

Revenues increased 14% to $1.1 billion for the first nine months of 2014 compared to $954.9 million during the comparable period of 2013.

Adjusted EBITDA for the first nine months of 2014, excluding special items, increased 32% to $232.3 million, or 21% of revenue, compared to $175.9 million, or 18% of revenue, for the first nine months of 2013.  Adjusted EBITDA excludes the special item discussed above for 2014. Adjusted EBITDA is reconciled in note 3 under the accompanying financial tables.

For the first nine months of 2014, Basic reported net income of $10.5 million, or $0.25 per basic and diluted share. Excluding the special item in the second quarter of 2014 mentioned above, Basic generated net income of $13.4 million, or $0.32 per basic and diluted share. For the first nine months of 2013, Basic reported a net loss of $28.5 million, or $0.70 per basic and diluted share.  Excluding the special item in last year’s third quarter mentioned above, Basic generated an adjusted net loss of $21.4 million, or $0.53 per basic and diluted share.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue increased by 18% to $193.7 million in the third quarter of 2014 from $164.4 million in the prior quarter.  The sequential increase in revenue was mainly due to increased activity for our pumping and coiled tubing services and from additional equipment deployed during the third quarter. In the third quarter of 2013, this segment generated $127.1 million in revenue.

As of September 30, 2014, Basic had approximately 413,000 HHP compared to approximately 351,000 HHP at the end of the previous quarter and 292,000 HHP as of September 30, 2013. Weighted average HHP for the third quarter of 2014 was 385,000 compared to 317,000 in the prior quarter.

Segment profit in the third quarter of 2014 increased to $74.6 million compared to $61.7 million in the prior quarter.  Segment margin for the 2014 third quarter increased 90 basis points to 38.5% compared to the second quarter, with a slightly higher utilization rate for our coiled tubing units during the third quarter.  Improved pricing achieved in the third quarter of 2014 for our frac services was offset by start-up costs associated with the additional 62,000 HHP added during the quarter. During the third quarter of 2013, segment profit was $44.2 million, or 35% of revenue.

Well Servicing

Well servicing revenues increased two percent to $91.1 million during the third quarter of 2014 compared to $89.6 million in the prior quarter. Revenues from the Taylor manufacturing operations were $3.0 million in the third quarter, up from $1.9 million in the second quarter of 2014.  In the third quarter of 2013, adjusted for the sale of our barge operations in March 2014, well servicing revenues were $92.9 million.  All amounts and percentages below have been adjusted for the third quarter of 2013 as if the sale of our barge rigs had been sold in that period.

At September 30, 2014, the well servicing rig count was 421, the same as the end of the prior quarter and at September 30, 2013. Rig hours improved to 217,500 in the third quarter of 2014, up from 214,200 in the previous quarter and down from 219,900 hours in the comparable quarter of last year. Rig utilization was 71% in the third quarter of 2014, flat with the prior quarter and down from 73% in the third quarter of 2013.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $405 in the third quarter of 2014, compared to $410 in the previous quarter and to $395 reported in the third quarter of 2013.

Segment profit in the third quarter of 2014 decreased to $23.5 million from $24.9 million in the prior quarter and from $25.0 million during the same period in 2013.  Segment profit margins decreased to 26% in the third quarter of 2014 from 28% in the previous quarter. The sequential decline in segment margin resulted from higher personnel costs that could not be recouped through rate increases for our services due to highly competitive market environments, especially in the Permian Basin.  In the third quarter of 2013, adjusted segment profit was 27% of revenue. Segment profit from the Taylor manufacturing operations was $472,000 in the third quarter of 2014 compared to $241,000 in the prior quarter and $780,000 in the third quarter of 2013.

Fluid Services

Fluid services revenue in the third quarter of 2014 increased three percent to $92.9 million compared to $90.3 million in the prior quarter.  The sequential increase in revenue was due primarily to improved disposal activity, including disposal revenues and incremental revenues from added trucking capacity to support added disposal wells.  Two salt water disposal wells were added during the third quarter, bringing the total number of disposals to 85 as of September 30, 2014.  During the third quarter of 2013, this segment generated $86.1 million in revenue.

The weighted average number of fluid services trucks rose slightly to 1,025 during the third quarter of 2014, increasing by ten trucks from the weighted average truck count of 1,015 during the second quarter of 2014.  The weighted average number of fluid services trucks was 970 during the third quarter of 2013.  Truck hours of 645,800 during the third quarter of 2014 increased slightly from the 630,900 generated in the second quarter of 2014, and up 12% compared to 578,900 in the same period in 2013.

The average revenue per fluid service truck increased to $91,000 from $89,000 in the second quarter of 2014 mainly due to the increased disposal capacity. In the comparable quarter of 2013, average revenue per fluid truck was $89,000.

Segment profit in the third quarter of 2014 was $26.7 million, compared to a profit of $25.3 million in the prior quarter, with segment profit margin increasing by one percent to 29%. Segment profit in the same period in 2013 was $26.4 million, or 31% of revenue.

Contract Drilling

Contract drilling revenue increased 6% to $16.3 million during the third quarter of 2014 from $15.4 million in the prior quarter.  During the third quarter of 2013, this segment generated $13.8 million in revenue.  Basic operated 12 drilling rigs during the third quarter of 2014, the same number of rigs as in the previous quarter and in the third quarter of 2013.  Revenue per drilling day in the third quarter of 2014 was $16,800, up from $16,300 in the previous quarter and $16,500 in the third quarter of 2013.

Rig operating days during the third quarter of 2014 increased to 968 compared to 942 in the prior quarter, resulting in rig utilization of 88% during the third quarter of 2014 compared to 86%

during the prior quarter.  In the comparable period in 2013, rig operating days were 833, producing a utilization of 76%.

Segment profit in the third quarter of 2014 was $5.1 million, up from $4.8 million in the prior quarter and increased from $4.6 million in the third quarter of 2013.  Segment margin for the third quarter of 2014 was 31% of revenues compared to 32% from the prior quarter.  Last year in the comparable period, segment margin was 34%.

G&A Expense

General and administrative (“G&A”) expense in the third quarter of 2014 was $41.5 million, or 10% of revenue, compared to $38.4 million (excluding a $4.6 million pre-tax charge), or 11% of revenue, for the prior quarter. The higher G&A expense was mainly due to increased personnel costs, particularly incentive compensation expenses. G&A expense in the second quarter of 2014, including the $4.6 million pre-tax charge, was $43.0 million, or 12% of revenue.  G&A expense in the third quarter of 2013 was $43.2 million, or 13% of revenue, which included $3.2 million in severance payments and prior years’ sales and use tax audit assessments.

Cash and Total Liquidity

On September 30, 2014, Basic had cash and cash equivalents of approximately $57.5 million, down from $99.0 million at June 30, 2014 and $100 million on September 30, 2013.  At September 30, 2014, total liquidity was approximately $240 million, which included $183 million of availability under Basic’s $250 million revolving credit facility.

Capital Expenditures

Total capital expenditures during the first nine months of 2014, including capital leases of $39.9 million, were approximately $224.9 million, comprised of $122.2 million for expansion projects, $99.4 million for sustaining and replacement projects and $3.3 million for other projects.  Expansion capital spending included $100.6 million for the completion and remedial services segment, $15.0 million for the fluid services segment, $4.9 million for the well servicing segment, and $1.7 million for the contract drilling segment.  Other capital expenditures were mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its third quarter 2014 results on Friday, October 24, 2014, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (719) 325-2323 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until November 7, 2014 and may be accessed by calling (719) 457-0820 and using pass code 8276639#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 5,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2013 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Income Statement Data:	(Unaudited)		(Unaudited)
Revenues:
Completion and remedial services	$193,699	$127,119	$495,550	$377,696
Well servicing	91,119	97,783	273,660	279,379
Fluid services	92,852	86,121	276,001	256,052
Contract drilling	16,285	13,774	45,162	41,744
Total revenues	393,955	324,797	1,090,373	954,871
Expenses:
Completion and remedial services	119,138	82,959	308,235	247,813
Well servicing	67,636	70,983	202,144	203,586
Fluid services	66,121	59,673	197,958	176,844
Contract drilling	11,225	9,128	30,900	28,060
General and administrative (1)	41,516	43,179	124,028	134,457
Depreciation and amortization	54,485	53,623	157,975	155,471
Loss on disposal of assets	979	411	1,216	2,290
Total expenses	361,100	319,956	1,022,456	948,521
Operating income	32,855	4,841	67,917	6,350
Other income (expense):
Interest expense	(16,828)	(16,927)	(50,253)	(50,541)
Interest income	11	10	37	40
Other income	139	232	612	567
Income (loss) before income taxes	16,177	(11,844)	18,313	(43,584)
Income tax benefit (expense)	(6,246)	4,888	(7,846)	15,054
Net income (loss)	$9,931	$(6,956)	$10,467	$(28,530)
Earnings per share of common stock:
Basic	$0.24	$(0.17)	$0.25	$(0.70)
Diluted	$0.24	$(0.17)	$0.25	$(0.70)

Other Financial Data:
EBITDA (3)	$87,479	$58,696	$226,504	$162,388
Adjusted EBITDA (3)	88,458	62,367	232,333	175,938
Capital expenditures:
Acquisitions, net of cash acquired	16,090	(196)	16,090	16,267
Property and equipment	77,541	26,430	184,925	104,029

	As of
	September 30, 2014	September 30, 2013

	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$57,450	$100,169
Net property and equipment	981,910	932,505
Total assets	1,605,849	1,562,082
Total long-term debt	865,708	845,053
Total stockholders' equity	364,108	349,586

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	38.5%	34.7%	37.8%	34.4%

Well Servicing (2)
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	217.5	219.9	649.1	639.0
Rig utilization rate	71.2%	73.1%	71.9%	70.8%
Revenue per rig hour, excluding manufacturing	$405	$395	$411	$386
Well servicing rig profit per rig hour	$108	$114	$110	$110
Segment profits as a percent of revenue	25.8%	26.9%	26.1%	27.1%

Fluid Services
Weighted average number of fluid service trucks	1,025	970	1,015	968
Truck hours (000's)	645.8	578.9	1,883.9	1,703.0
Revenue per fluid services truck (000's)	$91	$89	$272	$265
Segment profits per fluid services truck (000's)	$26	$27	$77	$82
Segment profits as a percent of revenue	28.8%	30.7%	28.3%	30.9%

Contact Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	968	833	2,731	2,529
Revenue per day	$16,800	$16,500	$16,500	$16,500
Drilling rig profit per day	$5,200	$5,500	$5,200	$5,400
Segment profits as a percent of revenue	31.1%	33.7%	31.6%	32.8%

(1)

Includes approximately $3,991,000 and $3,874,000 of non-cash compensation expense for the three months ended September 30, 2014 and 2013, respectively, and $11,472,000 and $10,003,000 for the nine months ended September 30, 2014 and 2013, respectively.

(2)	Excludes Basic’s barge rig operations that were sold on March 31, 2014.

(3)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, the gain or loss on disposal of assets, the loss on sales and use tax audits, and the loss on certain legal settlements or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect Basic’s loss on sales and use tax audits;
•	Adjusted EBITDA does not reflect Basic’s loss on severance;
•	Adjusted EBITDA does not reflect Basic’s loss on certain legal settlements; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Reconciliation of Net Income to EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$9,931	$(6,956)	$10,467	$(28,530)
Income taxes	6,246	(4,888)	7,846	(15,054)
Net interest expense	16,817	16,917	50,216	50,501
Depreciation and amortization	54,485	53,623	157,975	155,471
EBITDA	$87,479	$58,696	$226,504	$162,388

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on disposal of assets, loss on sales and use tax audits, loss on severance and loss on certain legal settlements:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Reconciliation of Net Income to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$9,931	$(6,956)	$10,467	$(28,530)
Income taxes	6,246	(4,888)	7,846	(15,054)
Net interest expense	16,817	16,917	50,216	50,501
Depreciation and amortization	54,485	53,623	157,975	155,471
Loss on disposal of assets	979	411	1,216	2,290
Loss on sales and use tax audits	—	2,743	—	2,743
Loss on severance	—	517	—	517
Loss on certain legal settlements	—	—	4,613	8,000
Adjusted EBITDA	$88,458	$62,367	$232,333	$175,938

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